Exhibit 99.1

LTC Announces Election of New Board Member

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 18, 2014--LTC Properties, Inc. (NYSE:LTC) announced that Mr. James J. Pieczynski has been elected as a new member of the Board of Directors of LTC effective March 1, 2014, increasing the total number of directors from five to six and total independent directors from three to four.

Mr. Pieczynski is Chief Executive Officer and a member of the Board of Directors of CapitalSource, Inc. (NYSE:CSE), a publicly-held commercial lender that provides financial products to small and middle market businesses nationwide and provides depository products and services in southern and central California.

Mr. Pieczynski brings over 25 years of health care real estate portfolio experience to the Board and financial expertise. Prior to joining CapitalSource, Mr. Pieczynski served as LTC’s President, CFO, and as a member of the Board of Directors from 1993 to 2001. Prior to joining LTC, Mr. Pieczynski was the Director of Development for American Medical International, Inc. (now Tenet Healthcare Corporation).

Ms. Wendy Simpson, LTC’s Chairman and Chief Executive Officer, said, “The Board is very pleased to have Jim back with the company. He will add additional perspective to LTC’s business of providing financing to long-term health care.”

LTC is a self-administered real estate investment trust that primarily invests in senior housing and long-term care properties through triple-net lease transactions, mortgage loans and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and in LTC’s other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to LTC on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although LTC’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by LTC may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson
Pam Kessler
805-981-8655